Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report, dated April 11, 2025, in this Registration Statement of Gulf Resources, Inc. (the “Company”) on Form S-3 filed with the U.S. Securities and Exchange Commission (File No. 333-168591), relating to the consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the two-year periods ended December 31, 2024, and the related notes included in the Company’s annual report on Form 10-K, filed April 11, 2025 (File No. 001-34499). We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ GGF CPA LTD

PCAOB NO: 2729

Guangzhou, China

July 3, 2025